SENSATA TECHNOLOGIES REPORTS FOURTH QUARTER
AND FULL YEAR 2021 FINANCIAL RESULTS

Swindon, United Kingdom – February 1, 2022 - Sensata Technologies (NYSE: ST), a global industrial technology company and leading provider of sensor-rich solutions that create insights for customers, today announced financial results for its fourth quarter and full year ended December 31, 2021.
Operating results for the fourth quarter of 2021 compared to the fourth quarter of 2020 are summarized below. These results include non-GAAP financial measures, each of which is defined and reconciled to the most directly comparable GAAP measure later in this press release.
Revenue:
•Revenue was $934.6 million, an increase of $28.1 million, or 3.1%, compared to $906.5 million in the fourth quarter of 2020.
•Revenue decreased 0.9% on an organic basis, which excludes a 0.3% increase from foreign currency exchange rates and a 3.7% increase from acquisitions versus the prior-year period.
Operating income:
•Operating income was $149.7 million, or 16.0% of revenue, a decrease of $4.5 million, or 2.9%, compared to operating income of $154.2 million, or 17.0% of revenue, in the fourth quarter of 2020.
•Adjusted operating income was $197.6 million, or 21.1% of revenue, an increase of $2.0 million, or 1.0%, compared to adjusted operating income of $195.6 million, or 21.6% of revenue, in the fourth quarter of 2020.
Earnings per share:
•Earnings per share was $0.70, a decrease of $0.07, or 9.1%, compared to earnings per share of $0.77 in the fourth quarter of 2020.
•Adjusted earnings per share was $0.87, an increase of $0.02, or 2.4%, compared to adjusted earnings per share of $0.85 in the fourth quarter of 2020.
•Changes in foreign currency exchange rates increased Sensata's adjusted earnings per share by $0.03 in the fourth quarter of 2021 compared to the prior-year period.
Sensata generated $160.9 million of operating cash flow in the fourth quarter of 2021 compared to $266.4 million in the prior-year period. The Company's free cash flow totaled $116.9 million in the fourth quarter of 2021 compared to $239.7 million in the prior-year period.
During the fourth quarter of 2021, Sensata repurchased approximately 0.8 million ordinary shares for total consideration of $47.8 million as part of its existing share repurchase program. On January 20, 2022, the Board approved a new share repurchase authorization in the amount of $500 million, replacing the prior authorization.

"Fourth quarter results were stronger than expected. Sensata's revenue growth outpaced markets by 800 basis points offsetting meaningful declines in automotive production versus the prior-year quarter,” said Jeff Cote, CEO and President of Sensata. "While 2021 posed supply chain challenges around the world, we are pleased with how quickly and effectively we adapted to rapidly changing conditions, delivering record annual revenue for Sensata. We are continuing to execute on our long-term growth strategy as evidenced by the recent acquisition of Sendyne, adding key current sensing and isolation monitoring to Sensata's extensive Electrification capabilities."
Operating results for the year ended December 31, 2021 compared to the year ended December 31, 2020 are summarized below. These results include non-GAAP financial measures, each of which is defined and reconciled to the most directly comparable GAAP measure later in this press release.
Revenue:
•Revenue was a record $3,820.8 million, an increase of $775.2 million, or 25.5%, compared to $3,045.6 million in the prior year.
•Revenue increased 20.7% on an organic basis, which excludes a 2.3% increase from foreign currency exchange rates and a 2.5% increase from acquisitions versus the prior year.
Operating income:
•Operating income was $633.2 million, or 16.6% of revenue, an increase of $295.5 million, or 87.5%, compared to operating income of $337.7 million, or 11.1% of revenue, in the prior year.
•Adjusted operating income was $806.0 million, or 21.1% of revenue, an increase of $243.9 million, or 43.4%, compared to adjusted operating income of $562.1 million, or 18.5% of revenue, in the prior year.
Earnings per share:
•Earnings per share was $2.28, an increase of $1.24, compared to earnings per share of $1.04 in the prior year.
•Adjusted earnings per share was $3.56, an increase of $1.35, or 61.1%, compared to adjusted earnings per share of $2.21 in the prior year.
•Changes in foreign currency exchange rates increased Sensata's adjusted earnings per share by $0.04 in the year ended December 31, 2021 compared to the prior year.
Sensata generated $554.2 million of operating cash flow in the year ended December 31, 2021 compared to $559.8 million in the prior year. The Company's free cash flow totaled $409.7 million in the year ended December 31, 2021 compared to $453.1 million in the prior year.

Segment Performance

	For the three months ended December 31,		For the full year ended December 31,
$ in 000s	2021	2020	2021	2020
Performance Sensing
Revenue	$685,078	$688,978	$2,847,908	$2,223,810
Operating income	$185,587	$185,101	$777,237	$532,529
% of Performance Sensing revenue	27.1%	26.9%	27.3%	23.9%

Sensing Solutions
Revenue	$249,519	$217,513	$972,898	$821,768
Operating income	$74,480	$70,673	$293,185	$241,218
% of Sensing Solutions revenue	29.8%	32.5%	30.1%	29.4%

Guidance
"Sensata delivered solid financial performance in a challenging fourth quarter, posting 3.1% revenue growth and 1.0% adjusted operating income growth from the prior-year quarter," said Paul Vasington, EVP and CFO of Sensata. For the full year 2022, we expect revenue of $4,125 to $4,275 million and adjusted EPS of $3.80 to $4.06. For the first quarter of 2022, we expect revenue of $935 to $975 million and adjusted EPS of $0.70 to $0.78."

Fiscal Year 2022 Guidance
$ in millions, except EPS	FY-22 Guidance	FY-21	Y/Y Change
Revenue	$4,125- $4,275	$3,820.8	8% - 12%
organic growth			6% - 10%
Adjusted Operating Income	$848 - $892	$806.0	5% - 11%
Adjusted Net Income	$600 - $640	$566.8	6% - 13%
Adjusted EPS	$3.80 - $4.06	$3.56	7% - 14%
Versus the prior year, Sensata expects that changes in foreign currency exchange rates will decrease revenue by approximately $12 million at the midpoint and increase adjusted EPS by approximately $0.08 at the midpoint for fiscal year 2022.

Q1 2022 Guidance
$ in millions, except EPS	Q1-22 Guidance	Q1-21	Y/Y Change
Revenue	$935 - $975	$942.5	(1%) - 3%
organic growth			(4%) - 1%
Adjusted Operating Income	$171 - $183	$198.1	(14%) - (8%)
Adjusted Net Income	$112 - $124	$137.6	(19%) - (10%)
Adjusted EPS	$0.70 - $0.78	$0.86	(19%) - (9%)
Versus the prior-year period, Sensata expects that changes in foreign currency exchange rates will decrease revenue by approximately $7 million at the midpoint and increase adjusted EPS by approximately $0.03 at the midpoint in the first quarter of 2022.

Conference Call and Webcast
Sensata will conduct a conference call today at 8:00 a.m. Eastern Time to discuss its fourth quarter and full year 2021 financial results and its outlook for the first quarter and full year 2022. The dial-in numbers for the call are 1-844-784-1726 or 1-412-380-7411. Callers should reference the "Sensata Q4 2021 Financial Results Conference Call." A live webcast of the conference call will also be available on the investor relations page of Sensata’s website at http://investors.sensata.com. Additionally, a replay of the call will be available until February 8, 2022. To access the replay, dial 1-877-344-7529 or 1-412-317-0088 and enter confirmation code: 5284574.
About Sensata Technologies
Sensata Technologies is a leading industrial technology company that develops sensors, sensor-based solutions, including controllers and software, and other mission-critical products to create valuable business insights for customers and end users. For more than 100 years, Sensata has provided a wide range of customized, sensor-rich solutions that address complex engineering requirements to help customers solve difficult challenges in the automotive, heavy vehicle & off-road, industrial, and aerospace industries. With more than 21,000 employees and operations in 13 countries, Sensata’s solutions help to make products safer, cleaner and more efficient, more electrified, and more connected. For more information, please visit Sensata’s website at www.sensata.com.
Non-GAAP Financial Measures
We supplement the reporting of our financial information determined in accordance with U.S. generally accepted accounting principles (“GAAP”) with certain non-GAAP financial measures. We use these non-GAAP financial measures internally to make operating and strategic decisions, including the preparation of our annual operating plan, evaluation of our overall business performance, and as a factor in determining compensation for certain employees. We believe presenting non-GAAP financial measures is useful for period-over-period comparisons of underlying business trends and our ongoing business performance. We also believe presenting these non-GAAP measures provides additional transparency into how management evaluates the business.
Non-GAAP financial measures should be considered as supplemental in nature and are not meant to be considered in isolation or as a substitute for the related financial information prepared in accordance with U.S. GAAP. In addition, our non-GAAP financial measures may not be the same as, or comparable to, similar non-GAAP measures presented by other companies.
The non-GAAP financial measures referenced by Sensata in this release include: adjusted net income, adjusted earnings per share (“EPS”), adjusted operating income, adjusted operating margin, free cash flow, organic revenue growth, market outgrowth, adjusted earnings before interest, taxes, depreciation and amortization ("EBITDA"), net debt, and net leverage ratio. We also refer to changes in certain non-GAAP measures, usually reported either as a percentage or number of basis points, between two periods and measured on either a reported, constant currency, or an organic basis, the latter of which excludes the net impact of acquisitions and divestitures for the 12-month period following the respective transaction date(s) and the effect of foreign currency exchange rate differences between the comparative periods. Such changes are also considered non-GAAP measures.
Adjusted net income (or loss) is defined as net income (or loss), determined in accordance with U.S. GAAP, excluding certain non-GAAP adjustments which are described in the accompanying reconciliation tables. Adjusted EPS is calculated by dividing adjusted net income (or loss) by the number of diluted weighted-average ordinary shares outstanding in the period. We believe that these measures are useful to investors and management in understanding our ongoing operations and in analysis of ongoing operating trends.
Adjusted operating income (or loss) is defined as operating income (or loss), determined in accordance with U.S. GAAP, excluding certain non-GAAP adjustments which are described in the accompanying reconciliation tables. Adjusted operating margin is calculated by dividing adjusted operating income (or loss) by net revenue. We believe that these measures are useful to investors and management in understanding our ongoing operations and in analysis of ongoing operating trends.
Free cash flow is defined as net cash provided by/(used in) operating activities less additions to property, plant and equipment and capitalized software. We believe that this measure is useful to investors and management as a measure of cash generated by business operations that will be used to repay scheduled debt maturities and can be used to fund acquisitions, repurchase ordinary shares, or for the accelerated repayment of debt obligations.
Organic revenue growth (or decline) is defined as the reported percentage change in net revenue calculated in accordance with U.S. GAAP, excluding the period-over-period impact of foreign exchange rate differences as well as the net impact of material acquisitions and divestitures for the 12-month period following the respective transaction date(s). We believe that this measure is useful to investors and management in understanding our ongoing operations and in analysis of ongoing operating trends.

Adjusted EBITDA is defined as net income (or loss), determined in accordance with U.S. GAAP, excluding interest expense, net, provision for (or benefit from) income taxes, depreciation expense, amortization of intangible assets, and the following non-GAAP adjustments, if applicable: (1) restructuring related and other, (2) financing and other transaction costs, (3) deferred gain or loss on derivative instruments, and (4) step-up inventory amortization.
Net debt is defined as total debt, finance lease, and other financing obligations less cash and cash equivalents. We believe net debt is a useful measure to management and investors in understanding trends in our overall financial condition.

Net leverage ratio is defined as net debt divided by last twelve months (LTM) adjusted EBITDA. We believe the net leverage ratio is a useful measure to management and investors in understanding trends in our overall financial condition.
Safe Harbor Statement
This earnings release includes "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements may be identified by terminology such as "may," "will," "could," "should," "expect," "anticipate," "believe," "estimate," "predict," "project," "forecast," "continue," "intend," "plan," "potential," "opportunity," "guidance," and similar terms or phrases. Forward-looking statements involve, among other things, expectations, projections, and assumptions about future financial and operating results, objectives, business and market outlook, megatrends, priorities, growth, shareholder value, capital expenditures, cash flows, demand for products and services, share repurchases, and Sensata’s strategic initiatives, including those relating to acquisitions and dispositions and the impact of such transactions on our strategic and operational plans and financial results. These statements are subject to risks, uncertainties, and other important factors relating to our operations and business environment, and we can give no assurances that these forward-looking statements will prove to be correct.

A wide variety of potential risks, uncertainties, and other factors could materially affect our ability to achieve the results either expressed or implied by these forward-looking statements, including, but not limited to, risks related to public health crises, instability and changes in the global markets, supplier interruption or non-performance, the acquisition of disposition of businesses, adverse conditions or competition in the industries upon which we are dependent, intellectual property, product liability, warranty, and recall claims, market acceptance of new product introductions and product innovations, labor disruptions or increased labor costs, and changes in existing environmental or safety laws, regulations, and programs.
Investors and others should carefully consider the foregoing factors and other uncertainties, risks and potential events including, but not limited to, those described in Item 1A: Risk Factors in our most recent Annual Report on Form 10-K and as may be updated from time to time in Item 1A: Risk Factors in our quarterly reports on Form 10-Q or other subsequent filings with the United States ("U.S.") Securities and Exchange Commission (the "SEC"). All such forward-looking statements speak only as of the date they are made, and we do not undertake any obligation to update these statements other than as required by law.

SENSATA TECHNOLOGIES HOLDING PLC
Condensed Consolidated Statements of Operations
(In thousands, except per share amounts)
(Unaudited)

	For the three months ended December 31,		For the full year ended December 31,
	2021	2020	2021	2020
Net revenue	$934,597	$906,491	$3,820,806	$3,045,578
Operating costs and expenses:
Cost of revenue	619,878	609,940	2,542,434	2,119,044
Research and development	40,143	33,314	159,072	131,429
Selling, general and administrative	87,261	77,027	336,989	294,725
Amortization of intangible assets	32,637	31,152	134,129	129,549
Restructuring and other charges, net	4,986	897	14,942	33,094
Total operating costs and expenses	784,905	752,330	3,187,566	2,707,841
Operating income	149,692	154,161	633,240	337,737
Interest expense, net	(44,898)	(47,417)	(179,291)	(171,757)
Other, net	7,756	1,172	(40,032)	(339)
Income before taxes	112,550	107,916	413,917	165,641
Provision for/(benefit from) income taxes	578	(13,751)	50,337	1,355
Net Income	111,972	121,667	363,580	164,286

Net income per share:
Basic	$0.71	$0.77	$2.30	$1.04
Diluted	$0.70	$0.77	$2.28	$1.04

Weighted-average ordinary shares outstanding:
Basic	158,299	157,488	158,166	157,373
Diluted	159,428	158,567	159,370	158,134

SENSATA TECHNOLOGIES HOLDING PLC
Condensed Consolidated Balance Sheets
(In thousands)
(Unaudited)

	December 31, 2021	December 31, 2020
Assets
Current assets:
Cash and cash equivalents	$1,708,955	$1,861,980
Accounts receivable, net of allowances	653,438	576,647
Inventories	588,231	451,005
Prepaid expenses and other current assets	126,370	90,340
Total current assets	3,076,994	2,979,972
Property, plant and equipment, net	820,933	803,825
Goodwill	3,502,063	3,111,349
Other intangible assets, net	946,731	691,549
Deferred income tax assets	105,028	84,785
Other assets	162,017	172,722
Total assets	$8,613,766	$7,844,202

Liabilities and equity
Current liabilities:
Current portion of long-term debt, finance lease and other financing obligations	$6,833	$757,205
Accounts payable	459,093	393,907
Income taxes payable	26,517	19,215
Accrued expenses and other current liabilities	343,816	324,830
Total current liabilities	836,259	1,495,157
Deferred income tax liabilities	339,273	259,857
Pension and other post-retirement benefit obligations	38,758	48,002
Finance lease and other financing obligations, less current portion	26,564	27,931
Long-term debt, net	4,214,946	3,213,747
Other long-term liabilities	63,232	94,022
Total liabilities	5,519,032	5,138,716
Total equity	3,094,734	2,705,486
Total liabilities and equity	$8,613,766	$7,844,202

SENSATA TECHNOLOGIES HOLDING PLC
Condensed Consolidated Statements of Cash Flows
(In thousands)
(Unaudited)

	For the year ended December 31,
	2021	2020
Cash flows from operating activities:
Net income	$363,580	$164,286
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation	124,959	125,680
Amortization of debt issuance costs	6,858	6,854
Share-based compensation	25,663	19,125
Loss on debt financing	30,066	—
Amortization of intangible assets	134,129	129,549
Deferred income taxes	(5,270)	(44,900)
Acquisition-related deferred compensation payments	(15,630)	—
Unrealized loss on derivative instruments and other	13,837	4,709
Changes in operating assets and liabilities, net of effects of acquisitions	(124,041)	154,472
Net cash provided by operating activities	554,151	559,775

Cash flows from investing activities:
Acquisitions, net of cash received	(736,077)	(64,432)
Additions to property, plant and equipment and capitalized software	(144,403)	(106,719)
Investment in debt and equity securities	(5,533)	(22,963)
Other	3,919	12,022
Net cash used in investing activities	(882,094)	(182,092)

Cash flows from financing activities:
Proceeds from exercise of stock options and issuance of ordinary shares	26,290	15,457
Payment of employee restricted stock tax withholdings	(9,048)	(2,911)
Proceeds from borrowings on debt	1,001,875	1,150,000
Payments on debt	(763,263)	(408,914)
Payments to repurchase ordinary shares	(47,843)	(35,175)
Payments of debt financing costs	(33,093)	(8,279)
Net cash provided by financing activities	174,918	710,178
Net change in cash and cash equivalents	(153,025)	1,087,861
Cash and cash equivalents, beginning of year	1,861,980	774,119
Cash and cash equivalents, end of year	$1,708,955	$1,861,980

Revenue by Business, Geography, and End Market (Unaudited)

(percent of total revenue)	Three months ended December 31,		Full year ended December 31,
	2021	2020	2021	2020
Performance Sensing	73.3%	76.0%	74.5%	73.0%
Sensing Solutions	26.7%	24.0%	25.5%	27.0%
Total	100.0%	100.0%	100.0%	100.0%

(percent of total revenue)	Three months ended December 31,		Full year ended December 31,
	2021	2020	2021	2020
Americas	38.4%	37.6%	38.0%	39.3%
Europe	24.7%	27.2%	26.2%	26.8%
Asia/Rest of World	36.9%	35.2%	35.8%	33.9%
Total	100.0%	100.0%	100.0%	100.0%

(percent of total revenue)	Three months ended December 31,		Full year ended December 31,
	2021	2020	2021	2020
Automotive (1)	52.0%	60.4%	54.0%	57.5%
Heavy vehicle and off-road	22.5%	16.9%	21.7%	16.7%
Industrial	11.9%	9.9%	10.8%	11.0%
Appliance and heating, ventilation and air-conditioning	6.2%	5.9%	6.4%	6.2%
Aerospace	3.7%	3.9%	3.5%	4.5%
All other	3.7%	3.0%	3.6%	4.1%
Total	100.0%	100.0%	100.0%	100.0%
(1)    Includes amounts reflected in the Sensing Solutions segment as follows: $11.3 million and $12.3 million of revenue in the three months ended December 31, 2021 and 2020, respectively, and $44.4 million and $35.6 million of revenue in the full year ended December 31, 2021 and 2020, respectively.
Market Outgrowth (Unaudited)

	For the three months ended December 31, 2021				For the full year ended December 31, 2021
	Reported Growth	Organic Growth	End Market Growth		Reported Growth	Organic Growth	End Market Growth
Automotive	(11.3%)	(11.7%)	(16.2%)	*	17.6%	15.1%	1.2%	*
Heavy vehicle and off-road	36.8%	16.4%	(0.6%)		63.3%	46.4%	24.4%
*    Excludes Toyota, adjusted for Sensata's geographic mix.

GAAP to Non-GAAP Reconciliations
The following unaudited tables provide a reconciliation of the difference between each of the non-GAAP financial measures referenced herein and the most directly comparable U.S. GAAP financial measure. Amounts presented in these tables may not appear to recalculate due to the effect of rounding.
Operating income and margin, income tax, net income, and earnings per share

($ in thousands, except per share amounts)	For the three months ended December 31, 2021
	Operating Income	Operating Margin	Income Taxes	Net Income	Diluted EPS
Reported (GAAP)	$149,692	16.0%	$578	$111,972	$0.70
Non-GAAP adjustments:
Restructuring related and other	7,876	0.8%	(3,167)	1,760	0.01
Financing and other transaction costs	7,093	0.8%	(65)	5,182	0.03
Step-up depreciation and amortization	31,606	3.4%	—	31,606	0.20
Deferred loss/(gain) on derivative instruments	1,325	0.1%	—	(2,170)	(0.01)
Amortization of debt issuance costs	—	—%	—	1,716	0.01
Deferred taxes and other tax related	—	—%	(10,758)	(10,758)	(0.07)
Total adjustments	47,900	5.1%	(13,990)	27,336	0.17
Adjusted (non-GAAP)	$197,592	21.1%	$14,568	$139,308	$0.87

($ in thousands, except per share amounts)	For the three months ended December 31, 2020
	Operating Income	Operating Margin	Income Tax	Net Income	Diluted EPS
Reported (GAAP)	$154,161	17.0%	$(13,751)	$121,667	$0.77
Non-GAAP adjustments:
Restructuring related and other	8,379	0.9%	4,123	17,025	0.11
Financing and other transaction costs	1,014	0.1%	—	(832)	(0.01)
Step-up depreciation and amortization	30,042	3.3%	—	30,042	0.19
Deferred loss/(gain) on derivative instruments	2,045	0.2%	—	(1,992)	(0.01)
Amortization of debt issuance costs	—	—%	—	1,828	0.01
Deferred taxes and other tax related	—	—%	(33,053)	(33,053)	(0.21)
Total adjustments	41,480	4.6%	(28,930)	13,018	0.08
Adjusted (non-GAAP)	$195,641	21.6%	$15,179	$134,685	$0.85

($ in thousands, except per share amounts)	For the full year ended December 31, 2021
	Operating Income	Operating Margin	Income Tax	Net Income	Diluted EPS
Reported (GAAP)	$633,240	16.6%	$50,337	$363,580	$2.28
Non-GAAP adjustments:
Restructuring related and other	23,565	0.6%	(3,500)	21,356	0.13
Financing and other transaction costs (1)	13,236	0.3%	(65)	40,977	0.26
Step-up depreciation and amortization	127,642	3.3%	—	127,642	0.80
Deferred loss on derivative instruments	8,327	0.2%	—	11,294	0.07
Amortization of debt issuance costs	—	—%	—	6,858	0.04
Deferred taxes and other tax related (2)	—	—%	(4,865)	(4,865)	(0.03)
Total adjustments	172,770	4.5%	(8,430)	203,262	1.28
Adjusted (non-GAAP)	$806,010	21.1%	$58,767	$566,842	$3.56
(1)    Includes a $30.1 million loss recognized in the first quarter of 2021 related to the early redemption of our 6.25% Senior Notes due 2026 at 103.125%. The loss primarily includes the payment of $23.4 million for the early redemption premium, with the remaining loss representing write-off of debt discounts and deferred financing costs. The loss is presented in other, net in our condensed consolidated statement of operations.
(2)    Includes $10.9 million of current tax expense related to the repatriation of profit from certain Asian subsidiaries to their parent company in the Netherlands. The decision to repatriate these profits was the result of our goal to reduce our balance sheet exposure and corresponding earnings volatility related to changes in foreign currency exchange rates as well as to fund our deployment of capital.

($ in thousands, except per share amounts)	For the full year ended December 31, 2020
	Operating Income	Operating Margin	Income Tax	Net Income	Diluted EPS
Reported (GAAP)	$337,737	11.1%	$1,355	$164,286	$1.04
Non-GAAP adjustments:
Restructuring related and other (1)	87,420	2.9%	(4,214)	93,803	0.59
Financing and other transaction costs	8,209	0.3%	—	6,363	0.04
Step-up depreciation and amortization	125,677	4.1%	—	125,677	0.79
Deferred loss/(gain) on derivative instruments	3,066	0.1%	—	(6,961)	(0.04)
Amortization of debt issuance costs	—	—%	—	6,854	0.04
Deferred taxes and other tax related	—	—%	(40,856)	(40,856)	(0.26)
Total adjustments	224,372	7.4%	(45,070)	184,880	1.17
Adjusted (non-GAAP)	$562,109	18.5%	$46,425	$349,166	$2.21
(1)    Includes a $29.6 million loss recorded through cost of revenue related to the patent infringement case brought by Wasica, which we settled in the third quarter 2020, and $30.2 million of charges recognized related to the Q2 2020 Global Restructure Program. Refer to our 2020 Annual Report on Form 10-K for additional information.

Non-GAAP adjustments by location in statements of operations

(in thousands)	For the three months ended December 31,		For the full year ended December 31,
	2021	2020	2021	2020

Cost of revenue (1)	$7,060	$4,802	$16,525	$42,873
Selling, general and administrative	4,657	6,262	15,321	25,490
Amortization of intangible assets	31,197	29,519	125,982	122,915
Restructuring and other charges, net (2)	4,986	897	14,942	33,094
Operating income adjustments	47,900	41,480	172,770	224,372
Interest expense, net	1,716	1,828	6,858	6,854
Other, net (3)	(8,290)	(1,360)	32,064	(1,276)
Provision for/(benefit from) income taxes (4)	(13,990)	(28,930)	(8,430)	(45,070)
Net income adjustments	$27,336	$13,018	$203,262	$184,880
(1)    The full year ended December 31, 2020 includes a $29.2 million loss related to a judgment against us in a patent infringement case with Wasica Finance GmbH. We settled this litigation in the third quarter 2020. Refer to our 2020 Annual Report on Form 10-K for additional information.
(2)    The full year ended December 31, 2020 includes $24.5 million of charges related to the Q2 2020 Global Restructure Program. Refer to our 2020 Annual Report on Form 10-K for additional information regarding this restructuring program.
(3)    The full year ended December 31, 2021 includes a $30.1 million loss recognized in the first quarter of 2021 related to the early redemption of our 6.25% Senior Notes due 2026 at 103.125%. The loss primarily includes the payment of $23.4 million for the early redemption premium, with the remaining loss representing write-off of debt discounts and deferred financing costs.
(4)    The full year ended December 31, 2021 includes $10.9 million of current tax expense related to the repatriation of profit from certain Asian subsidiaries to their parent company in the Netherlands. The decision to repatriate these profits was the result of our goal to reduce our balance sheet exposure and corresponding earnings volatility related to changes in foreign currency exchange rates as well as to fund our deployment of capital.
Free cash flow

($ in thousands)	Three months ended December 31,			Full year ended December 31,
	2021	2020	% Change	2021	2020	% Change
Net cash provided by operating activities	$160,925	$266,437	(39.6%)	$554,151	$559,775	(1.0%)
Additions to property, plant and equipment and capitalized software	(43,993)	(26,780)	(64.3%)	(144,403)	(106,719)	(35.3%)
Free cash flow	$116,932	$239,657	(51.2%)	$409,748	$453,056	(9.6%)

Adjusted EBITDA

	Three months ended December 31,		Full year ended December 31,
(in thousands)	2021	2020	2021	2020
Net income	$111,972	$121,667	$363,580	$164,286
Interest expense, net	44,898	47,417	179,291	171,757
Provision for/(benefit from) income taxes	578	(13,751)	50,337	1,355
Depreciation expense	30,598	31,464	124,959	125,680
Amortization of intangible assets	32,637	31,152	134,129	129,549
EBITDA	220,683	217,949	852,296	592,627
Non-GAAP Adjustments
Restructuring related and other	4,927	12,902	23,644	93,117
Financing and other transaction costs	5,247	(832)	41,042	6,363
Deferred (gain)/loss on derivative instruments	(2,170)	(1,992)	11,294	(6,961)
Adjusted EBITDA	$228,687	$228,027	$928,276	$685,146

Net debt and leverage

	As of
($ in thousands)	December 31, 2021	December 31, 2020
Current portion of long-term debt, finance lease and other financing obligations (1)	$6,833	$757,205
Finance lease and other financing obligations, less current portion	26,564	27,931
Long-term debt, net	4,214,946	3,213,747
Total debt, finance lease, and other financing obligations	4,248,343	3,998,883
Less: Discount, net of premium	(5,207)	(9,605)
Less: Deferred financing costs	(26,682)	(28,114)
Total Gross indebtedness	4,280,232	4,036,602
Less: Cash and cash equivalents	1,708,955	1,861,980
Net Debt	$2,571,277	$2,174,622

Adjusted EBITDA (LTM)	$928,276	$685,146
Net leverage ratio	2.8	3.2
(1)    On February 3, 2021, we announced that we intended to redeem in full the $750.0 million aggregate principal amount outstanding on our 6.25% Senior Notes due 2026. Because we had not issued our 2020 Annual Report on Form 10-K, we determined that these notes should be classified as current on our consolidated balance sheet as of December 31, 2020.

Guidance

	For the three months ending March 31, 2022
($ in millions, except per share amounts)	Operating Income		Net Income		EPS
	Low	High	Low	High	Low	High
GAAP	$131.5	$141.5	$70.3	$79.3	$0.43	$0.50
Restructuring related and other	1.5	2.0	1.0	1.5	0.01	0.01
Financing and other transaction costs	4.0	4.5	4.0	4.5	0.03	0.03
Step-up depreciation and amortization	34.0	35.0	34.0	35.0	0.21	0.22
Deferred (gain)/loss on derivative instruments(1)	—	—	—	—	—	—
Amortization of debt issuance costs	—	—	1.7	1.7	0.01	0.01
Deferred taxes and other tax related	—	—	1.0	2.0	0.01	0.01
Non-GAAP	$171.0	$183.0	$112.0	$124.0	$0.70	$0.78
Weighted-average diluted shares outstanding (in millions)					158.6	158.6

	For the full year ending December 31, 2022
($ in millions, except per share amounts)	Operating Income		Net Income		EPS
	Low	High	Low	High	Low	High
GAAP	$695.0	$731.0	$437.5	$466.0	$2.77	$2.96
Restructuring related and other	6.0	8.0	4.5	6.0	0.03	0.04
Financing and other transaction costs	11.0	13.0	11.0	13.0	0.07	0.08
Step-up depreciation and amortization	136.0	140.0	136.0	140.0	0.86	0.89
Deferred (gain)/loss on derivative instruments(1)	—	—	—	—	—	—
Amortization of debt issuance costs	—	—	7.0	7.0	0.04	0.04
Deferred taxes and other tax related	—	—	4.0	8.0	0.03	0.05
Non-GAAP	$848.0	$892.0	$600.0	$640.0	$3.80	$4.06
Weighted-average diluted shares outstanding (in millions)					157.8	157.8
(1)    We are unable to predict movements in commodity prices and, therefore, the impact of mark-to-market adjustments on our commodity forward contracts to our projected operating results. In prior periods such adjustments have been significant to our reported GAAP earnings.

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Investors:		Media:
Jacob Sayer		Alexia Taxiarchos
(508) 236-1666		(508) 236-1761
jsayer@sensata.com		ataxiarchos@sensata.com